                                EXHIBIT 3.133.1

                           ARTICLES OF INCORPORATION

                                       OF

                    PAXSON COMMUNICATIONS OF ODESSA-30, INC.


     The undersigned, acting as incorporator of PAXSON COMMUNICATIONS OF ODESSA-30, INC., under the Florida Business Corporation Act, adopts the following Articles of Incorporation.


                                ARTICLE I.  NAME

     The name of the corporation is:

                    PAXSON COMMUNICATIONS OF ODESSA-30, INC.


                              ARTICLE II.  ADDRESS

     The mailing address of the corporation is:

                 601 Clearwater Park Road
                 West Palm Beach, Florida 33401


                    ARTICLE III.  COMMENCEMENT OF EXISTENCE

     The existence of the corporation will commence at 8:00 A.M. on the date of filing of these Articles of Incorporation.


                              ARTICLE IV.  PURPOSE

     The corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.


                         ARTICLE V.  AUTHORIZED SHARES

     The maximum number of shares that the corporation is authorized to have outstanding at any time is 10,000 shares of common stock having a par value of $.01 per share.

                ARTICLE VI.  INITIAL REGISTERED OFFICE AND AGENT

     The street address of the initial registered office of the corporation is 601 Clearwater Park Road, West Palm Beach, Florida 33401 and the name of the corporation's initial registered agent at that address is William L. Watson, Esq.


                    ARTICLE VII.  INITIAL BOARD OF DIRECTORS

     The corporation shall have one director initially. The number of directors may be either increased or diminished from time to time, as provided in the bylaws, but shall never be less than one. The name and street address of the initial director is:


                Name                   Address
                ----                   -------
                Lowell W. Paxson       601 Clearwater Park Road
                                       West Palm Beach, Florida 33401



                          ARTICLE VIII.  INCORPORATOR

     The name and street address of the incorporator is:


              Name                     Address
              ----                     -------
              William L. Watson, Esq.  601 Clearwater Park Road
                                       West Palm Beach, FL 33401


     The incorporator of the corporation assigns to this corporation his rights under Section 607.0201, Florida Statutes, to constitute a corporation, and he assigns to those persons designated by the board of directors any rights he may have as incorporator to acquire any of the capital stock of this corporation, this assignment becoming effective on the date corporate existence begins.


                              ARTICLE IX.  BYLAWS

     The power to adopt, alter, amend, or repeal bylaws shall be vested in the board of directors and the shareholders, except that the board of directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

                             ARTICLE X.  AMENDMENTS

     The corporation reserves the right to amend, alter, change, or repeal any provision in these Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.


     The undersigned incorporator, for the purpose of forming a corporation under the laws of the State of Florida, has executed these Articles of Incorporation this 9th day of February, 1998.


                                              /s/ William L. Watson
                                              -------------------------------
                                                  William L. Watson, Esq.,
                                                  Incorporator

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.


     Pursuant to Chapter 48.091, Florida Statutes, the following is submitted:

     That PAXSON COMMUNICATIONS OF ODESSA-30, INC., desiring to organize under the laws of the State of Florida with its initial registered office, as indicated in the Articles of Incorporation, at 601 Clearwater Park Road, City West Palm Beach, State of Florida, has named William L. Watson, Esq. as its agent to accept service of process within this state.


ACKNOWLEDGMENT:

     Having been named to accept service of process for the corporation named above, at the place designated in this certificate, I agree to act in that capacity, to comply with the provisions of the Florida Business Corporation Act, and am familiar with, and accept, the obligations of that position.






                                              /s/ William L. Watson
                                              ---------------------------------
                                                  William L. Watson,
                                                  Registered Agent








27823-175
TPA2-560838.1

                       PAXSON COMMUNICATIONS CORPORATION
                           1998 STOCK INCENTIVE PLAN

1. PURPOSE. The purpose of this 1998 Stock Incentive Plan (the "Plan") is to further the interest of Paxson Communications Corporation, a Delaware corporation, its Subsidiaries and its shareholders by providing incentives in the form of grants of stock options and restricted stock to key employees and other persons who contribute materially to the success and profitability of the Company. Also, the Plan will assist the Company in attracting and retaining key persons.

2.   DEFINITIONS. The following definitions will apply to the Plan:

     a. "AWARD" means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option or Restricted Stock.

     b.   "BOARD" means the board of directors of Paxson Communications
          Corporation.

     c. "CAUSE" means, except as otherwise may be provided under any agreement under which any award or grant is made under this Plan, (i) Recipient's arrest for the commission of (A) a felony, (B) two (2) offenses for operating a motor vehicle while impaired by or under the influence of alcohol or illegal drugs, (C) any criminal act with respect to Recipient's employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (D) any act that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by any affiliate of the Company or would subject any such broadcast station to fine or forfeiture; (ii) Recipient's dependence on alcohol or illegal drugs; (iv) Recipient's failure or refusal to perform according to or follow the law policies and directives of the Chairman of the Board or the Chief Executive Officer or such other officer or employee to which Recipient reports;
          (v) Recipient's misappropriation, conversion or embezzlement of the assets of the Company or any affiliate of the Company; and (vi) a material breach of any Employment Agreement between Recipient and the Company.

     d.   "CODE" means the Internal Revenue Code of 1986, as amended.

     e. "COMMITTEE" means the Compensation Committee appointed by the Board. If the Board does not appoint a Compensation Committee or in the case of any Award to members of the Committee, "Committee" means the Board.

     f. "COMMON STOCK" means the Class A Common Stock, par value $.001 per share of Paxson Communications Corporation, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 9 of the Plan.

     g.  "COMPANY" means Paxson Communications Corporation and its Subsidiaries.

     h. "DATE OF GRANT" means the date on which the Option or Restricted Stock, whichever is applicable, is granted.

     i. "DISABILITY" means "disability" as defined in the Company's long term disability plan or policy.

     j. "ELIGIBLE PERSON" means any person who performs or has in the past performed services for the Company, whether as a director, officer, Employee, consultant or other independent contractor, and any person who performs services relating to the Company as an employee or independent contractor of a corporation or other entity that provides services to the Company.

     k. "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company.

     l. "FAIR MARKET VALUE" means, with respect to the Common Stock, (i) if the Common Stock is listed for trading on a national securities exchange, the closing sale price, regular way, of the Common Stock on the principal national securities exchange, on which the Common Stock is listed for trading on the trading day next preceding the date as of which Fair Market Value is being determined, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such exchange on such date, (ii) if the Common Stock is not listed for trading on any national securities exchange but is listed or quoted on the NASDAQ Stock Market, the closing sale price of the Common Stock on the trading day next preceding the date as of which Fair Market Value is being determined as reported on NASDAQ, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such day as reported in NASDAQ, and (iii) if the Common Stock is not publicly traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be as determined by the Board, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current projected earnings.

     m. "INCENTIVE STOCK OPTION" means a stock option, granted pursuant to this Plan or any other Company plan, that satisfies the requirements of
         Section 422 of the Code and that entitles the Recipient to purchase stock of the Company.

     n. "NONQUALIFIED STOCK OPTION" means a stock option, granted pursuant to the Plan, that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company.

     o.   "OPTION" means an Incentive Stock Option or a Nonqualified Stock
          Option.

     p. "OPTION AGREEMENT" means a written agreement, between the Company and a Recipient, that sets out the terms and restrictions of an Option Award.

     q. "OPTION SHAREHOLDER" means an Employee who has acquired Shares upon exercise of an Option.

     r. "OPTION SHARES" means Shares that a Recipient receives upon exercise of an Option.

     s. "PERIOD OF RESTRICTION" means the period beginning on the Date of Grant of a Restricted Stock Award and ending on the date on which all restrictions applicable to the Shares subject to such Award expire.

     t. "PLAN" means this Paxson Communications Corporation 1998 Stock Incentive Plan, as amended from time to time.

     u.   "RECIPIENT" means an individual who receives an Award.

     v. "RESTRICTED STOCK" means an Award granted pursuant to Section 7 of the Plan consisting of Shares subject to such terms and restrictions as shall be established by the Committee.

     w. "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Recipient setting forth the terms and restrictions of an Award of Restricted Stock.

     x. "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.

     y. "SUBSIDIARY" means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of the Plan.

3. ADMINISTRATION. The Committee will administer the Plan. The Committee has the exclusive power to select the Recipients of Awards pursuant to the Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole discretion to determine whether the performance of an Eligible Person warrants an Award under the Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee also has the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any of the Committee's determinations will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan is 7,200,000. If an unexercised Award expires or becomes unexercisable, the unpurchased Shares subject to such Award will be available for other Awards under the Plan.

5. ELIGIBILITY. Any Elibible Person that the Committee in its sole discretion designates is eligible to receive an Award under the Plan. Only an Employee may receive an Incentive Stock Option. The Committee's grant of an Award to a Recipient in any year does not entitle the Recipient to an Award in any other year. Furthermore, the Committee may grant different Awards to different Recipients. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards. Recipients may include persons who previously received stock, stock options or other benefits under the Plan or another plan of the Company or a Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. An Award will not enlarge or otherwise affect a Recipient's right, if any, to continue to serve the Company and its Subsidiaries in any capacity, and will not restrict the right of the Company or a Subsidiary to terminate at any time the Recipient's employment.

6. OPTIONS. The Committee may grant Options to purchase Common Stock to Recipients in such amounts as the Committee determines in its sole discretion; providled that, subject to the provisions of Section 9 of the Plan, (i) during any 12-month period, the Committee may not grant to any Recipient Options to purchase more than a total of 2,000,000 Shares, (ii) the Committee may not grant Options such that during any 12-month period the aggregate number of Shares with respect to which Options first become exercisable ("vest") during such period, in accordance with the vesting schedules established by the Committee as of the Date of Grant, exceeds 5% of the Company's total issued and outstanding shares of common stock, determined in accordance with the rules of the American Stock Exchange, and
(iii) the Committee may not grant Options such that during any five year period the aggregate number of Shares with respect to which Options vest during such period, in accordance with the vesting schedules established by the Committee as of the Date of Grant, exceeds 10% of the Company's total issued and outstanding shares of common stock, determined in accordance with the rules of the American Stock Exchange. An Option may be in the form of an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant an Option alone or in addition to another Award. Each Option will satisfy the following requirements:

     a. WRITTEN AGREEMENT. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement will contain such provisions as the Committee deems appropriate and will include a description of the substance of each of the requirements in this Section 6.

     b. NUMBER OF SHARES. Each Option Agreement will specify the number of Shares that the Recipient may purchase upon exercise of the Option.

     c.   EXERCISE PRICE.

          i. INCENTIVE STOCK OPTION. Except as provided in subsection 6.1. of the Plan, the exercise price of each Share subject to an Incentive Stock Option will equal the exercise price designated by the Committee, but will not be less than the Fair Market Value on the Date of Grant.

          ii. NONQUALIFIED STOCK OPTION. The exercise price of each Share subject to a Nonqualified Stock Option will equal the exercise price designated by the Committee.

     d.   DURATION OF OPTION.

          i.   INCENTIVE STOCK OPTION. Except as otherwise provided in this
               Section 6, an Incentive Stock Option will expire on the earlier of the tenth anniversary of the Date of Grant or the date set by the Committee on the Date of Grant.

          ii.  NONQUALIFIED STOCK OPTION. Except as otherwise provided in this
               Section 6, a Nonqualified Stock Option will expire on the tenth anniversary of its Date of Grant or at such earlier or later date set by the Committee on the Date of Grant.

     e. VESTING OF OPTION. Each Option Agreement will specify the vesting schedule applicable to the Option. The Committee, in its sole discretion, may accelerate the vesting of any Option at any time. An unexercised Option that is not fully vested will become fully vested if the Recipient of the Option dies or terminates employment with the Company because of Disability.

     f.   DEATH.

          i. INCENTIVE STOCK OPTION. If a Recipient dies, an Incentive Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

          ii. NONQUALIFIED STOCK OPTION. If a Recipient dies, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant, or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death.

     g.   DISABILITY.

          i. INCENTIVE STOCK OPTION. If the Recipient terminates employment with the Company because of his Disability, an Incentive Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection 6.d. of the Plan.

          ii. NONQUALIFIED STOCK OPTION. If the Recipient terminates employment with the Company because of his Disability, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment.

     h.   RETIREMENT OR INVOLUNTARY TERMINATION.

          i. INCENTIVE STOCK OPTION. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the

               Company's normal retirement policies, or if the Company terminates the Recipient's employment other than for Cause, an Incentive Stock Option granted to the Recipient will expire 90 days following the last day of the Recipient's employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

          ii. NONQUALIFIED STOCK OPTION. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company's normal retirement policies, or if the Company terminates the Recipient's employment other than for Cause, a Nonqualified Stock Option granted to the Recipient will expire 180 days following the last day of the Recipient's employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to 180 days following the Recipient's last day of employment.

     i. TERMINATION OF SERVICE. If the Recipient's employment with the Company terminates for any reason other than the reasons described in Sections 6.f., 6.g., 6.h., or 6.j. of the Plan, an Option granted to the Recipient will expire 30 days following the last day of the Recipient's employment with the Company, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration day subsequent to the Date of Grant but prior to the 30th day following the Recipient's last day of employment. The Committee may not delay the expiration of an Incentive Stock Option more than 90 days after termination of the Recipient's employment. During any delay of the expiration date, the Option will be exercisable only to the extent it is exercisable on the date the Recipient's employment terminates, subject to any adjustment under Section 9 of the Plan.

     j. CAUSE. Notwithstanding any provisions set forth in the Plan, if the Company terminates the Recipient's employment for Cause, any unexercised portion(s) of the Recipient's Option(s) will expire immediately upon the earlier of the occurrence of the event that constitutes Cause or the last day the Recipient is employed by the Company.

     k. CONDITIONS REQUIRED FOR EXERCISE. An Option is exercisable only to the extent it is vested according to the terms of the Option Agreement. Furthermore, an Option is exercisable only if the issuance of Shares upon exercise would comply with applicable securities laws. Each Agreement will specify any additional conditions required for the exercise of the Option.

     l. TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, will have an exercise price of 110 percent of Fair Market Value on the Date of Grant and will be exercisable only during the five-year period immediately following the Date of Grant. For purposes of calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply, and any stock that such person may purchase under outstanding options will not be considered.

     m. MAXIMUM OPTION GRANTS. The aggregate Fair Market Value, determined on the Date of Grant, of Shares with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries become exercisable by any individual for the first time in any calendar year will not exceed $100,000.

     n. METHOD OF EXERCISE. An Option will be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and
          (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 8 of the Plan. Payment for Shares with respect to which an Option is exercised may be made (i) in cash, (ii) by certified check, (iii) in the form of Common Stock having a Fair Market Value equal to the exercise price, or (iv) by delivery of a notice instructing the Company to deliver the Shares to a broker subject to the broker's delivery of cash to the Company equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under the Plan until a certificate or certificates for the Shares have been delivered to him. A partial exercise of an Option will not affect the holder's right to exercise the remainder of the Option from time to time in accordance with the Plan.

     o. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient will apply to the Company for the loan, completing the forms and providing the information required by the Company. The loan will be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient will execute a promissory note and any other documents deemed necessary by the Company.

     p. DESIGNATION OF BENEFICIARY. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient's Options in the event of the Recipient's death prior to full exercise of such Options. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient's estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

     q.   TRANSFERABILITY OF OPTION.

          i. NONQUALIFIED STOCK OPTION. To the extent permitted by tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject, and unless provided otherwise by the Committee on the Date of Grant, a Recipient who receives a Nonqualified Stock Option may transfer such Option to (i) the Recipient's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, (ii) a trust for the benefit of the Recipient's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or (iii) a partnership whose partners consist solely of the Recipient's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

          ii. INCENTIVE STOCK OPTION. An Incentive Stock Option granted under the Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Incentive Stock Option are exercisable only by the Recipient.

7. RESTRICTED STOCK. The Committee may grant Awards of Restricted Stock to Recipients in such amounts as the Committee determines in its sole discretion. The Committee may grant awards of Restricted Stock alone or in addition to another Award. Each Restricted Stock Award granted to a Recipient will satisfy the following requirements:

     a. WRITTEN AGREEMENT. Each Restricted Stock Award granted to a Recipient will be evidenced by a Restricted Stock Agreement. The terms of the Restricted Stock Agreement need not be identical for each Recipient. The Restricted Stock Agreement will specify the Period(s) of Restriction. In addition, the Restricted Stock Agreement will include a description of the substance of each of the requirements in this Section 7 and will contain such provisions as the Committee deems appropriate.

     b. NUMBER OF SHARES. Each Restricted Stock Agreement will specify the number of Shares of Restricted Stock granted to the Recipient.

     c. TRANSFERABILITY. Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction, or upon earlier satisfaction of any other conditions, as specified in the Restricted Stock Agreement.

     d. OTHER RESTRICTIONS. The Committee will impose on Shares of Restricted Stock any other restrictions that the Committee deems advisable, including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, or individual performance goals, and/or restrictions under applicable federal or state securities laws, and may place legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Recipients make cash payments at the time of grant or upon expiration of the Period of Restriction in an amount not less than the par value of the Shares of Restricted Stock.

     e. CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to subsection 7.d. of the Plan, each certificate representing Restricted Stock will bear the following legend:

               The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Paxson Communications Corporation 1998 Stock Incentive Plan, as amended, and in a Restricted Stock Agreement dated __________. A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of Paxson Communications Corporation.

     f. REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Section 7, Restricted Stock will become freely transferable by the Recipient after the Period of Restriction expires. The Recipient will be entitled to removal of the legend required by subsection 7.e. of the Plan following the expiration of the Period of Restriction.

     g. VOTING RIGHTS. During the Period of Restriction, Recipients holding Restricted Stock may exercise full voting rights with respect to such Shares.

     h. DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Recipients holding Restricted Stock will be entitled to receive all dividends and other distributions payable to the holders of the Common Stock generally. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions or transferability and risks of forfeiture as the Shares of Restricted Stock with respect to which they were paid.

     i. DEATH. The restrictions on a Recipient's Restricted Stock will terminate on the date of the Recipient's death.

     j. DISABILITY. If a Recipient terminates employment with the Company because of his total and permanent Disability, the restrictions on the Recipient's Restricted Stock will expire on the Recipient's last day of employment.

     k. TERMINATION OF SERVICE. If a Recipient ceases employment for any reason other than death or Disability, the Recipient will forfeit immediately to the Company all nonvested Restricted Stock held by the Recipient. The Committee may, in its sole discretion and upon such terms and conditions as it deems proper, provide for termination of the restrictions on Restricted Stock following termination of employment.

     l. DESIGNATION OF BENEFICIARY. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient's Restricted Stock in the event of the Recipient's death prior to removal of all restrictions thereon. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient's estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

8. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company will have the right to withhold from payments otherwise due and owing to the Recipient or his beneficiary or to require the Recipient or his beneficiary to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state or local withholding tax requirements at the time the Recipient or his beneficiary recognizes income for federal, state or local tax purposes with respect to any Award under the Plan.

     The Committee may grant Awards and the Company may deliver Shares under the Plan only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the



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
     date of exercise, or (i) an exemption from the registration requirements of applicable securities laws is available. The Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and will be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 8. No Option may be exercised, and Shares may not be issued under the Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

     Each person who acquires the right to exercise an Option or to ownership of Shares by transfer, bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option or receipt of Shares. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

     With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Committee or the Company fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

9. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock occurs, the Committee will equitably adjust the number and class of Shares for which Awards are authorized to be granted under the Plan, the number and class of Shares then subject to Awards previously granted to Employees under the Plan, and the price per Share payable upon exercise of each Award outstanding under the Plan. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, any Award will pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with any merger, consolidation, reorganization, liquidation or dissolution.

10. LIABILITY OF THE COMPANY. Neither the Company nor any parent or Subsidiary of the Company that is in existence or hereafter comes into existence will be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.



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
11. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Eligible Persons. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the Recipient of the Award or the holder currently entitled to exercise the Award.

12. EXPENSES OF PLAN. The Company will bear the expenses of administering the Plan.

13. DURATION OF PLAN. Awards may be granted under the Plan only during the ten years immediately following the original effective date of the Plan.

14. NOTICES. All notices to the Company will be in writing and will be delivered to Anthony L. Morrison, Esq., Vice President, Secretary and General Counsel, Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401. All notices to a Recipient will be delivered personally or mailed to the Recipient at his address appearing in the Company's personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 14.

15. APPLICABLE LAW. The validity, interpretation and enforcement of the Plan are governed in all respects by the laws of Delaware and the United States of America.

16. EFFECTIVE DATE. The effective date of the Plan will be the earlier of (i) the date on which the Board adopts the Plan or (ii) the date on which the shareholders of the Company approve the Plan.


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